Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Offer New FDA approved Breast Cancer Prognostic Test

Burlington, NC, January 13, 2014 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the launch of the Prosigna™ Breast Cancer Prognostic Gene Signature Assay, an FDA approved breast cancer prognostic gene signature assay developed by NanoString Technologies, Inc. Prosigna provides a risk category and a numerical score to assess the probability of breast cancer recurrence in certain female breast cancer patients.

For postmenopausal female breast cancer patients who have undergone surgery in conjunction with locoregional treatment, Prosigna’s assessment of recurrence can be a useful tool in conjunction with other clinical and pathological factors to help guide treatment and monitoring strategies.

The Prosigna test is based on a 50 gene signature assay analyzed on a proprietary NanoString system. The clinical performance of the assay was validated in two large independent studies that included over 2,400 patients. Both studies demonstrated that the Prosigna score provided substantial prognostic information beyond that normally derived from existing standard clinical variables, such as nodal status, tumor size and grade, patient age and prior treatment, to predict a patient’s recurrence-free survival at 10 years. In addition, the studies showed that Prosigna was able to categorize more patients as high risk and fewer as intermediate risk, providing more prognostic clarity, compared to results from other predictive breast cancer assays such as the Oncotype Dx® Breast Cancer Assay.

“LabCorp is pleased to be among the first laboratories to offer the FDA approved Prosigna assay,” stated Dr. Mark Brecher, LabCorp's Chief Medical Officer. “Prosigna provides physicians and their patients a new and important diagnostic tool, in conjunction with other clinical and pathological factors, to help monitor and treat breast cancer recurrence.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

Prosigna is a trademark of NanoString Technologies, Inc.
Oncotype DX is a registered trademark of Genomic Health, Inc.